THE GREAT AMERICAN BACKRUB STORE, INC.
                                958 THIRD AVENUE
                            NEW YORK, NEW YORK 10022


                                                     As of December 23, 1994



Terrance C. Murray
3377 Silver Springs Court
Lafayette, California  94549


              On December 23, 1994, the Board of Directors of The Great American BackRub Store, Inc. (the "Company") granted to you an option (the "Prior Agreement") to purchase certain shares of the Company's Common Stock, $.001 par value per Share (the "Common Stock"). The Prior Agreement based the per share exercise price on a percentage of the expected initial public offering price. Since the proposed initial public offering price has changed, and since the Prior Agreement was ambiguous as to the effect that the Company's 1 for 8 reverse stock split (the "Reverse Split") would have on the terms of the Prior Agreement, this Stock Option Letter restates and modifies the Prior Agreement, and as such, supersedes any and all prior agreements, memoranda, arrangements and understandings relating to the subject matter hereof, including the Prior Agreement.

              The Board of Directors of the Company has granted to you an option (the "Option") to purchase 960,000 shares (such 960,000 shares to become 120,000 shares upon the effectiveness of the Reverse Split) (the "Shares") of Common Stock at a price equal to 75% of the initial public offering price.

              The Option may be exercised as follows: as to 331/3% of the Shares upon the consummation of the Company's initial public offering, as to an additional 331/3% of the Shares on December 23, 1995 and as to an additional 331/3% of the Shares on December 23, 1996. Should your employment with the Company terminate for cause, any portion of the Option not previously vested will immediately terminate.

              The Option, to the extent not previously exercised, will expire on December 23, 2004.

              In the event of your death, the Option may be exercised (to the extent vested) within three months after your death, with respect to all or any portion of the Shares issuable upon exercise of the Option, by the person or persons entitled to do so under your will or, if you shall have failed to make testamentary disposition of the Option or shall have died intestate, by your legal representative or representatives (after which three month period the Option will, to the extent not exercised, expire). Except as provided above, the Option hereby granted to you is not transferable in whole or in part.

              Unless at the time of the exercise of the Option a registration statement under the Securities Act of 1933, as amended (the "Act"), is in effect as to such Shares, any Shares purchased by you upon the exercise of the Option shall be acquired for investment and not for sale or distribution, and if the Company so requests, upon any exercise of the Option, in whole or in part, you will execute and deliver to the Company a certificate to such effect. The Company shall not be obligated to issue any Shares pursuant to the Option if, in the opinion of counsel to the Company, the Shares to be so issued are required to be registered or otherwise qualified under the Act or under any other applicable statute, regulation or ordinance affecting the sale of securities, unless and until such Shares have been so registered or otherwise qualified.

              You understand and acknowledge that, under existing law, unless at the time of the exercise of the Option a registration statement under the Act is in effect as to such Shares (i) any Shares purchased by you upon exercise of the Option may be required to be held indefinitely unless such Shares are subsequently registered under the Act or an exemption from such registration is available; (ii) any sales of such Shares made in reliance upon Rule 144 promulgated under the Act may be made only in accordance with the terms and conditions of that Rule (which, under certain circumstances, restrict the number of shares which may be sold and the manner in which shares may be sold); (iii) in the case of securities to which Rule 144 is not applicable, compliance with Regulation A promulgated under the Act or some other disclosure exemption will be required; (iv) certificates for Shares to be issued to you hereunder shall bear a legend to the effect that the Shares have not been registered under the Act and that the Shares may not be sold, hypothecated or otherwise transferred in the absence of an effective registration statement under the Act relating thereto or an opinion of counsel satisfactory to the Company that such registration is not required; (v) the Company will place an appropriate "stop transfer" order with its transfer agent with respect to such Shares; and (vi) the Company has undertaken no obligation to register the Shares or include the Shares in any registration statement which may be filed by it subsequent to the issuance of the Shares to you. In addition, you understand and acknowledge that the Company has no obligation to you to furnish information necessary to enable you to make sales under Rule 144.

              In the event that the Company shall at any time prior to the expiration of the Option and prior to the exercise thereof: (i) declare or pay to the holders of the Common Stock a dividend payable in any kind of shares of stock of the Company; or (ii) change or divide or otherwise reclassify its Common Stock into the same or a different number of shares with or without par value, or into shares of any class or classes; or (iii) consolidate or merge with, or transfer its property as an entirety or substantially all of its assets to any other corporation; or (iv) make any distribution of its assets to holders of its Common Stock as a liquidation, or partial liquidation dividend or by way of return of capital; then, upon the subsequent exercise of the Option, the purchase price of the Shares issuable upon the exercise hereof shall be appropriately adjusted by the Board of Directors of the Company so that you shall receive for the exercise price, in addition to or in substitution for the Shares to which you would be entitled upon such exercise, such additional shares of stock of the Company, or such reclassified shares of stock of the Company, or such securities or property of the Company resulting from such consolidation or merger or transfer, of such assets of the Company, which you would have been entitled to receive had you exercised the Option prior to the happening of any of the foregoing events.

              The Option (or installment thereof) is to be exercised by delivering to the Company a written notice of exercise in the form attached hereto as Exhibit A, specifying the number of Shares to be purchased, together with payment of the purchase price of the Shares to be purchased. The purchase price is to be paid in cash, by delivering shares of the Company's stock already owned by you and having a fair market value on the date of exercise equal to the exercise price of the Option, or through your written election to have Shares withheld by the Company from the Shares otherwise to be received with such withheld Shares having a fair market value on the date of exercise equal to the exercise price of the Option.

              Would you kindly evidence your acceptance of this Option and your agreement to comply with the provisions hereof by executing this letter under the words "Agreed To and Accepted."


                                   Very truly yours,

                                   THE GREAT AMERICAN BACKRUB STORE, INC.


                                   By:  /s/ William Zanker
                                        ----------------------------
                                        William Zanker
                                        Chairman of the Board

AGREED TO AND ACCEPTED:


/s/ Terrance C. Murray
- ----------------------
TERRANCE C. MURRAY

                                    EXHIBIT A


The Great American BackRub Store, Inc.
958 Third Avenue
New York, New York  10022

Gentlemen:

              Notice is hereby given of my election to purchase ______ shares of Common Stock, $.001 par value per share (the "Shares"), of The Great American BackRub Store, Inc. at a price of $4.50 per Share, pursuant to the provisions of the Option granted to me on December 23, 1994. Enclosed in payment for the Shares is:

              /  /   my check in the amount of $________.

              /  /   __________________    Shares    having   a   total    value
                     $______________, such value being based on the closing price(s) of the Shares on the date hereof.

              /  /   Withhold _____ Shares having a total value of  $__________, such value being based on the closing price(s) of the Shares on the date hereof, from the Shares otherwise to be received.

              The following information is supplied for use in issuing and registering the Shares purchased hereby:

                  Number of Certificates
                     and Denominations               ___________________

                  Name                               ___________________

                  Address                            ___________________

                                                     ___________________

                                                     ___________________

                  Social Security Number             ___________________


Dated:            _______________, ____

                                         Very truly yours,


                                         --------------------------


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